EXHIBIT 4.6

FIRST AMENDMENT TO THE
GROUP 1 AUTOMOTIVE, INC. 401(K) SAVINGS PLAN,
AS RESTATED SEPTEMBER 1, 2001

This is the FIRST AMENDMENT to the Group 1 Automotive, Inc. 401(k) Savings Plan (the “Plan”), as restated effective September 1, 2001. This Amendment is effective January 1, 2002, except as otherwise specifically provided herein. The terms of provisions 1-6 and 8-12 are also applicable to the pertinent parts of the Miller Automotive Group 401(k) Profit Sharing Plan (the “Miller Plan”) as it existed prior to the merger of the Miller Plan into this Plan, effective October 1, 2002. All provisions of the Miller Plan which are inconsistent with this First Amendment are hereby superceded effective January 1, 2002.

PREAMBLE

This Amendment to the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This amendment is intended as a good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

1.

Amend Section 1.1(19), “Eligible Retirement Plan,” by adding the following at the end of the section:

Effective January 1, 2002, an “Eligible Retirement Plan” is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity contract described in Code Section 403(b), a qualified trust described in Code Section 401(a), and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, or a qualified annuity plan described in Code Section 403(a), and which agrees to accept and separately account for amounts transferred into such plan from this Plan. The definition of “Eligible Retirement Plan” shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as described in Code Section 414(p).

2.

Amend Section 1.1(20), “Eligible Rollover Distribution,” by adding the following at the end of the section:

Effective January 1, 2002, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of a Participant’s After-Tax Account which is not included in gross income. However, such portion may be transferred to an individual retirement account or annuity described in Code Sections 408(a) or 408(b), or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

3.

Amend Section 3.1(e) by deleting the language after the end of the second sentence.

4.

Amend Section 3.7, “Rollover Contributions,” by inserting the following language after the end of the first sentence:

Effective January 1, 2002, the Plan will accept rollovers of an Eligible Rollover Distribution from a qualified plan described in Code Section 401(a) or an annuity plan described in Code Section 403(a), including after-tax employee contributions from a Transferor Plan, an annuity contract described in Code Section 403(b), excluding after-tax employee contributions, an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, and the portion of a distribution from an individual retirement account or annuity described in Code Sections 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income.

5.

Amend Section 4.5(a)(4) by changing “$30,000” to “40,000” and by changing “25%” to “100%.”

6.

Amend Section 10.1(b) by adding the following language after the term “$5,000”:

     (effective January 1, 2002, determined without regard to that portion attributable to rollover contributions, and allocable earnings, within the meaning of Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(iii) and 457(e)(16)),

7.

Amend Section 10.1(d) by adding the following language at the end of the first paragraph:

     the later of

8.

Amend Section 11.1(c) by changing “twelve” to “six” and deleting the last sentence of the Section.

9.

Amend Section 20.2(a) by deleting the phrase “a five-year period” and inserting in its place the phrase “the one-year period (except, in the case of a distribution made for a reason other than separation from service, death or disability, the one-year period shall be a five-year period),”.

10.

Amend Section 20.2(b) by deleting the phrase “a five-year period” and inserting in its place the phrase “the one-year period (except, in the case of a distribution made for a reason other than separation from service, death or disability, the one-year period shall be a five-year period),”.

11.

Amend Section 20.3(a) by changing reference to “five-year” to “one-year.”

12.

Amend Section 20.3(b)(2) by adding the following language at the end of the section:

     and Employer Matching Contributions, if any, allocated to such Member’s Accounts pursuant to Section 3.2 for such Plan Year

13.

All other provisions of the Plan not inconsistent herewith are hereby confirmed and ratified.

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